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                                                                       EXHIBIT 1


                                    AGREEMENT

          AGREEMENT, dated as of October 24, 1997 between Alliant Techsystems Inc., a Delaware corporation (the "Company"), and Hercules Incorporated, a Delaware corporation (the "Stockholder").

                                   WITNESSETH:

          WHEREAS, the Stockholder owns, beneficially and of record, 3,862,069 shares (the "Stockholder Shares") of Common Stock, par value $0.01 of the Company ("Common Stock");

          WHEREAS, the Stockholder wishes to sell a substantial majority of the Stockholder Shares through an underwritten public offering after the registration of such shares with the Securities and Exchange Commission (the "Commission"), and the Company is willing to file a registration statement with respect to such shares (the "Registration Statement");

          WHEREAS, the Company and the Stockholder wish to enter into a reciprocal option arrangement with respect to the Stockholder Shares owned after the consummation of the Offering (as defined herein), whereby, during each of four separate two month periods during 1998, the Company will have the option to buy one quarter of such shares from the Stockholder, and the Stockholder will have the option to sell one quarter of such shares to the Company (each of such Company or Shareholder options, an "Option"); and

          WHEREAS, the Company and the Stockholder wish to modify their rights and obligations under the Stockholder's Agreement between them dated March 15, 1995, as amended (the "Existing Agreement").

          NOW THEREFORE, in consideration of the mutual covenants and understandings contained herein set forth, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

          1.1. Certain Definitions. (a) As used in this Agreement, the following capitalized terms will have the respective meanings set forth in this Section 1.1(a):

               (i) "Adjustment" means, for each installment listed in Section 3.1(b), an amount accruing with respect to the Net Offering Price at the rate of 6.25% per annum from the Offering Closing Date to the Option Closing Date in question.

               (ii) "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such other Person at the time at which the determination of affiliation is made. The term control (including, with correlative meanings, the terms "controlled by" or "under common control with" any Person), means the possession, direct or indirect, of the power to direct or cause the direction of the
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management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

               (iii) "Average Closing Price" means, on any date, the average closing price of a share of the Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source) for the twenty Business Days immediately preceding such date;

              (iv) "Beneficially Own" or "Beneficial Owner" means beneficial ownership of any security, or the person possessing such Beneficial Ownership, as determined in accordance with Rules 13(d)-3 and 13(d)-5 under the Exchange Act;

               (v) "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York are authorized or obligated by law or executive order to close, it being understood any event the scheduled occurrence of which would fall on a day which is not a Business Day will be deferred until the next succeeding Business Day;

               (vi) "Conversion Securities" mean any options, warrants, rights or other securities exercisable for, exchangeable for, or convertible into Voting Securities, whether immediately or after the passage of time;

               (vii) "Corresponding Installment" means (i) with respect to any Call installment, the Put installment exercisable in the same Exercise Period, and (ii) with respect to any Put installment, the Call installment exercisable in the same Exercise Period;

               (viii) "Director" means any member of the Board of Directors of the Company;

               (ix) "Exchange Act" means the Securities Exchange Act of 1934, as amended;

               (x)"Foreign Person" has the meaning given to it under the Regulations Pertaining to Mergers, Acquisitions and Takeovers by Foreign Persons, 56 Fed. Reg. 58, 774 et seq. (November 21, 1993) (31 C.F.R. Part 800);

               (xi) "Governmental Entity" means any court or tribunal of competent jurisdiction in any jurisdiction or any foreign, Federal, state or local governmental, regulatory or other administrative agency, department, commission, board, bureau or other authority or instrumentality;

               (xii) "Gross Offering Price" means the gross price per share at which the Secondary Shares are sold in the offering by the Underwriters to the public purchasers, prior to deduction for any of the Underwriting Spread;

               (xiii) "Group" means "group" as such term is interpreted under Regulation 13D-G of the Exchange Act;

               (xiv) "Lien" means any lien, mortgage, pledge, security interest, charge, encumbrance, or other restriction or third party right;
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                (xv) "Material Adverse Effect" means, with respect to any
Person, an effect that is materially adverse to the business, results of operations, assets or financial condition of such Person and its Subsidiaries taken as a whole;

               (xvi) "Net Offering Price" means the net price per share at which the Secondary Shares are sold in the Offering by the Stockholder to the Underwriters, after deduction for the per share Underwriting Spread;

               (xvii) "NYSE" means the New York Stock Exchange;

               (xviii) "Offering Closing" means the sale of the Secondary Shares to the Underwriters and the delivery of the purchase price therefor to the Stockholder;

               (xix) "Offering Closing Date" means the date on which the Offering Closing is consummated;

               (xx) "Option Shares" means the number of Stockholder Shares equal to the quotient of (1) $60,000,000 divided by (2) the Net Offering Price, rounded down to the nearest thousand shares;

               (xxi) "Person" means any individual, corporation, general or limited partnership, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity;

               (xxii) "Secondary Shares" means (i) the total number of Stockholder Shares minus (ii) the total number of Option Shares;

               (xxiii) "Securities Act" means the Securities Act of 1933, as amended;

               (xxiv) "Subsidiary" means any Person as to which another Person, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to more than, fifty percent (50%) of the securities of any class of such Person, the holders of which class are entitled to vote for the election of directors (or Persons performing similar functions) of such Person;

               (xxv) "Transfer Taxes" means all transfer, stamp, documentary, filing, recording, permit, license, authorization, registration, real or personal property transfer or gains taxes and other such similar taxes (including any penalties and interest);

               (xxvi) "Underwriting Spread" means the amount of all underwriting discounts and commissions payable to the Underwriters; and

               (xxvii) "Voting Securities" means all of the securities of the Company entitled to vote generally in the election of directors of the Company.

          (b) In addition, the following terms will have the meaning specified in the indicated section of this Agreement:

Term                                                                     Section
------                                                                   -------
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Call......................................................................3.1(a)
Cash Exercise Date........................................................3.1(c)
Cash Settlement Price.....................................................3.1(c)
Cash Settlement Right.....................................................3.1(c)
Commission..............................................................Recitals
Common Stock............................................................Recitals
Company.............................................................Introduction
Company SEC Documents.....................................................4.1(c)
Confidential Information.....................................................5.3
DR...........................................................................2.2
Default Date.............................................................3.3(iv)
Default Period...........................................................3.3(iv)
Delaware Court...............................................................8.9
Designated Director.......................................................5.2(b)
Exercise Notice..............................................................3.2
Exercise Period...........................................................3.1(b)
Exercise Price............................................................3.1(a)
Existing Agreement......................................................Recitals
MS...........................................................................2.2
Minimum Sale Price...........................................................2.1
Nominating Committee......................................................5.2(a)
Offering.....................................................................2.1
Option..................................................................Recitals
Option Closing...............................................................3.3
Option Closing Date..........................................................3.3
Order....................................................................3.3(ii)
Post-Offering Termination Date...............................................7.2
Pre-Offering Termination Date................................................7.1
Protected Period..........................................................5.2(b)
Put.......................................................................3.1(a)
Registration Statement..................................................Recitals
Regulatory Action.........................................................4.1(b)
Representatives..............................................................5.3
Stockholder.........................................................Introduction
Stockholder SEC Documents.................................................4.2(c)
Stockholder Shares......................................................Recitals
Total Voting Power........................................................5.1(a)
Transaction Documents.....................................................4.1(a)
Underwriting Agreement.......................................................2.5
Underwriters.................................................................2.2

          1.2. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the
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meaning or interpretation of this Agreement. Whenever the words "include",
"includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.


                                   ARTICLE II.
                               REGISTERED OFFERING

          2.1. Demand for Registration; Sale. In accordance with Section 8(a)(i) of the Existing Agreement, the Stockholder hereby makes written demand that the Company register the Secondary Shares under the Securities Act for sale as promptly as possible in an underwritten public offering (the "Offering") (which will not be a Rule 415 Offering). The Company shall use its best efforts (i) to file the Registration Statement promptly, (ii) to cause such shares to be registered under the Securities Act as soon as practicable, and (iii) to cause the Offering Closing Date to occur within 10 Business Days after the effective date of the Registration Statement. The Stockholder will sell all, but not less than all, of the Secondary Shares pursuant to the Offering, so long as (x) the Company is in compliance with its obligations pursuant to clauses (i), (ii) and
(iii) above, (y) the Offering Closing Date occurs on or before January 15, 1998 and (z) the Gross Offering Price is no less than $58.00 (subject to adjustment pursuant to Section 3.5(c) below, the "Minimum Sale Price"); provided, however, that, notwithstanding the foregoing, the Stockholder shall have the right, but not the obligation, to sell all, but not less than all, of the Secondary Shares pursuant to the Offering if the Gross Offering Price is less than the Minimum Sale Price.

          2.2. Underwriters. Morgan Stanley Dean Witter ("MS") will be the lead manager of the syndicate of underwriters for the Offering ("Underwriters") and the co-manager of the Underwriters will be SBC Warburg Dillon Read ("DR"). MS will be entitled to 60%, and DR will be entitled to 40%, of the managers' compensation for the Offering. The Stockholder may designate Monness, Crespi, Hardt & Co. to be one of the Underwriters. The Underwriting Spread will not exceed 4.00% of the Gross Offering Price.

          2.3. Limitations on Sales by the Company. The Company will not effect any public sale or distribution of any Common Stock within 15 days before and 90 days after the effective date of the Registration Statement, except pursuant to registration of securities to be issued pursuant to a stock option or other employee benefit or similar plan or securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation.

          2.4. Procedures, Etc.. Sections 8(c), (d), (e), (f), (g), (h), (i) and
(j) of the Existing Agreement will be applicable to the Offering. The Company hereby waives, with respect to the registration demand in Section
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2.1 hereof, its right to purchase set forth in Section 8(k) of the Existing
Agreement. Pursuant to Section 8(e) of the Existing Agreement, the Stockholder shall only be responsible for applicable agent fees, transfer taxes, and underwriting discounts and commissions related to the Secondary Shares and the Company shall pay all other fees and expenses in connection with the Registration Statement.

          2.5. Underwriting Agreement. Without limiting the generality of
Section 2.4, the Stockholder and the Company will enter into an underwriting agreement (the "Underwriting Agreement") with the Underwriters as promptly as possible on or after the first date on which both (i) the Company has been advised by the Commission staff that the Commission is prepared to make the Registration Statement effective upon an acceleration request from the Company and the Underwriters and (ii) the Underwriters have advised the Stockholder and the Company that they are prepared to enter into the Underwriting Agreement. The Stockholder will not be required to give any representations or warranties, or provide indemnification or contribution, with respect to any information included or omitted from the Registration Statement except as done in reliance upon and in conformity with information furnished in writing to the Company by the Stockholder specifically for use in connection with the Registration Statement or prospectus contained in the Registration Statement or any amendment thereof or supplement thereto.

                                  ARTICLE III.
                              PUT AND CALL OPTIONS

          3.1. Grants of Options. (a) On the terms and conditions set forth herein, the Company hereby grants to the Stockholder an irrevocable Option to sell the Option Shares to the Company (such Option, the "Put"), and the Stockholder hereby grants to the Company an irrevocable Option to purchase the Option Shares from the Stockholder (such Option, the "Call"), in each case at a price per share ("Exercise Price") equal to (i) the Net Offering Price plus (ii) the applicable Adjustment.

          (b) After the Offering Closing, the Put and the Call will each be exercisable in four equal installments (each as to one quarter of the total number of Option Shares) at any time during the following two month periods (each such two month period, an "Exercise Period"):

     First Installment:       February 1 to March 31, 1998
     Second Installment:      May 1 to June 30, 1998
     Third Installment:       August 1 to September 30, 1998
     Fourth Installment:      November 1 to December 31, 1998

provided, however, that:

               (i) each Put installment or Call installment may be exercised only in whole (and not in part);

               (ii) only one Put installment or one Call installment may be exercised during any Exercise Period;

               (iii)if the Stockholder exercises a Put installment before the Company exercises its Corresponding Installment of the Call, or if the Company exercises a Call installment before the Stockholder exercises its Corresponding Installment of the Put, then such Corresponding Installment (including, in the case of a Put, the related Cash
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Settlement Right) will immediately become null and void and such other party will not be permitted to exercise such Corresponding Installment; and

               (iv) if the Stockholder fails to exercise a Put installment within the exercise period, or the Company fails to exercise a Call installment within the Exercise Period or such longer period as is provided for in Section 3.1(c)(A), such installment will expire and become null and void without any adjustment to any other installment or otherwise.

          (c) Notwithstanding the preceding provisions of this Section 3.1, during any Exercise Period, instead of exercising its Put installment, the Stockholder shall have the right, but not the obligation, to sell such Put to the Company (the "Cash Settlement Right") at a price per share (the "Cash Settlement Price") equal to the greater of (i) $1.00 or (ii) the amount, if any, by which (x) the Exercise Price for such Put exceeds (y) the Average Closing Price on the day on which such Cash Settlement Right is exercised (such exercise date, a "Cash Exercise Date"), provided, however, that the foregoing provisions of Section 3.1(c) will not apply to any Put installment which has become null and void pursuant to Section 3.1(b)(iii), and further provided that (A) after the Stockholder has exercised its Cash Settlement Right with respect to any Put installment, the Company may exercise its Corresponding Installment of the Call on or before the later of (1) the final day of such Exercise Period or (2) the fifteenth Business Day after such Cash Exercise Date (whether or not the relevant Exercise Period has then expired), and (B) upon such exercise by the Company, the Stockholder's exercise of such Cash Settlement Right will become null and void and an Option Closing will be held with regard to such Call installment in accordance with the terms of this Agreement.

          (d) If (i) the Put and Call installments for any Exercise Period expire unexercised or (ii) an Option Closing is consummated with respect to the Stockholder's exercise of its Cash Settlement Right as to any Put installment, the Stockholder will thereafter be entitled to retain the Option Shares previously subject to such Put installment, free and clear of all Calls, but subject to the provisions of Section 5.1(a) below.

          3.2. Exercise. If the Stockholder wishes to exercise a Put installment or a related Cash Settlement Right, or if the Company wishes to exercise a Call installment, such party will send to the other party an irrevocable written notice to that effect ("Exercise Notice") not later than the final Business Day of the relevant Exercise Period (except as otherwise provided in Section 3.1(c) above).

          3.3. Closing. The purchase and sale of Option Shares or settlement of a Cash Settlement Right (either an "Option Closing") will occur at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, and the time and date of each Option Closing will be 10:00 a.m. (Eastern Time) on the third Business Day after an Exercise Notice has been given (each an "Option Closing Date"); provided, however, that:

               (i) an Option Closing with respect to the exercise of a Cash Settlement Right will not be held until the fifth Business Day after the Company's right under Section 3.1 (c) to exercise the Corresponding Installment of the Call has expired;

               (ii) if an Option Closing cannot be consummated by reason of any applicable judgment, decree, order, law or regulation ("Order"), the Option Closing Date will instead be the fifth Business Day after such
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restriction on consummation has expired or been terminated; provided, however, that the Company and the Stockholder will each use all reasonable efforts to cause any such Order to terminate as promptly as possible;

               (iii) without limiting the generality of the foregoing clause
(i), if prior notification to or approval of any regulatory authority is required in connection with any Option Closing, the Company and the Stockholder will each cooperate in the expeditious preparation and filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence will run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated; and

               (iv) if an Option Closing is not consummated due to the fault of the Company, the Company shall pay the Stockholder interest on the aggregate Exercise Price payable at such closing, at a rate per annum equal to (A) the interest rate for three-month United States Treasury Bills prevailing on the date such Option Closing should have been consummated ("Default Date"), plus (B) 300 basis points, for the period from such Default Date until the date on which payment of such aggregate Exercise Price is made (such period, a "Default Period").

          3.4. Payment and Delivery of Certificates.(a) At each Option Closing, the Company will pay to the Stockholder in immediately available funds by wire transfer to a bank account designated in writing by the Stockholder to the Company at least two Business Days prior to such Option Closing Date an amount equal to, as the case may be, (i) the Exercise Price multiplied by the number of Option Shares being purchased or (ii) the Cash-Settlement Price multiplied by the number of Option Shares subject to the Put being settled.

          (b) At each Option Closing for the purchase of Option Shares, simultaneously with the delivery of immediately available funds as provided in
Section 3.4(a), the Stockholder will deliver to the Company a certificate or certificates representing the Option Shares being purchased by the Company at such Option Closing, free and clear of all Liens. If less than all the Option Shares represented by any such certificate are being purchased at such Option Closing, the Company will deliver to the Stockholder a certificate representing the number of Option Shares which are not then being purchased by the Company.

          3.5. Adjustment upon Changes in Capitalization, Etc.

          (a) In the event of any change in the Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Options, and the Exercise Price therefor, will be adjusted appropriately, so that, upon the future exercise of an installment of an Option or a Cash Settlement Right, the Company and the Stockholder will receive the same result as if the Option installment or Cash Settlement Right had been exercised immediately prior to such event or the record date therefor, as applicable.

          (b) In the event that the Company enters into an agreement:

               (i) to consolidate with or merge into any person, other than Stockholder or one of its subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger,
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               (ii) to permit any person, other than Stockholder or one of its subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or

               (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Stockholder or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Options and Cash Settlement Rights will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, options with identical terms appropriately adjusted so that, upon the future exercise of an installment of an Option or a Cash Settlement Right, the parties will receive the same result as if the Option installment or Cash Settlement Right had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable.

          (c) Upon the occurrence of any event described in Sections 3.5(a) or 3.5(b) above, the Minimum Sale Price will be equitably adjusted.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

          4.1. Representations and Warranties of the Company. The Company represents and warrants to the Stockholder as follows:

               (a) Existence, Good Standing and Corporate Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents to be executed and delivered in connection herewith (such agreements and documents, together with this Agreement, the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the consummation by the Company of the transactions contemplated by the Transaction Documents have been duly authorized by all requisite corporate action on the part of the Company and this Agreement constitutes, and the other Transaction Documents (when executed and delivered pursuant hereto for value received) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

               (b) No Violation; Required Filings and Consents. Neither the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or by-laws of the Company; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time of both, would constitute a default) under, result in the termination of, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligation pursuant to, result in the creation of any Lien upon any of the material properties of the Company under, or result therein being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party, or by which the Company or any of its properties is bound or affected, except for any of the foregoing matters which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) require any consent, approval or authorization of, declaration of, registration with, notification to or similar action with respect to any Governmental Entity (each a "Regulatory Action"), except for Regulatory Actions required under the Securities Act, Exchange Act, or applicable state securities laws, and for such requirements which, if not satisfied, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree of any Governmental Entity binding upon or applicable to the Company or by which its properties are bound, except for all Regulatory Actions and for contraventions, conflicts or violations that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (c) SEC Filings. The Company has made available to the Stockholder a true and complete copy of each report, schedule, registration statement and definitive proxy statement which the Company has filed with the Commission since January 1, 1996 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the Commission since January 1, 1996. As of their respective dates, the Company SEC Documents complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Commission thereunder.

               (d) Stock Repurchases. The Company's Board of Directors has duly authorized the repurchase by the Company of 1,000,000 shares of Common Stock, pursuant to a resolution in the form delivered to the Stockholder prior to the execution of this Agreement.

          4.2. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company as follows:

               (a) Existence, Good Standing and Corporate Authority. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Stockholder has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the consummation by the Stockholder of the transactions contemplated by the Transaction Documents have been duly authorized by all requisite corporate action on the part of the Stockholder and this Agreement constitutes, and the other Transaction Documents (when executed and delivered pursuant hereto for value received) will constitute, the valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and to general principles of equity.

               (b) No Violation; Required Filings and Consents. Neither the execution and delivery by the Stockholder of this Agreement or any other Transaction Document, nor the consummation by the Stockholder of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or by-laws of the Stockholder; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time of both, would constitute a default) under, result in the termination of, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligation pursuant to, result in the creation of any Lien upon any of the material properties of the Stockholder under, or result therein being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Stockholder is a party, or by which the Stockholder or any of its properties is bound or affected, except for any of the foregoing matters which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) require any Regulatory Actions, except for Regulatory Actions required under the Securities Act, the Exchange Act or applicable state securities laws and for such requirements which, if not satisfied, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding of any Governmental Entity upon or applicable to the Stockholder or by which its properties are bound, except for all Regulatory Actions and for contraventions, conflicts or violations that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (c) SEC Filings. The Stockholder has made available to the Company a true and complete copy of each report, schedule, or other document which, due to its Beneficial Ownership of Common Stock, the Stockholder has filed with the Commission since January 1, 1996 and prior to the date of this Agreement (the "Stockholder SEC Documents"), which are all the documents (other than preliminary material) that the Stockholder was required to file with the Commission since January 1, 1996, due to its Beneficial Ownership of Common Stock. As of their respective dates, the Stockholder SEC Documents complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Commission thereunder.

               (d) Ownership of Stockholder Shares. The Stockholder owns all of the Stockholder Shares beneficially and of record, free and clear of any Liens other than those set forth in the Existing Agreement. Upon payment of the Exercise Price for the Option Shares as herein provided, the Company will acquire good and valid title to the Option Shares, free and clear of any Liens. Except for the Stockholder Shares, the Stockholder does not own, of record or beneficially, any securities of the Company (including any Conversion Securities).


                                   ARTICLE V.
                                    COVENANTS

          5.1. Prohibited Actions. Prior to the earlier to occur of the Pre-Offering Termination Date or the Post-Offering Termination Date, the Stockholder will not, and will cause each of its Affiliates not to, individually or as part of a Group, directly or indirectly, or through one or more intermediaries:

          (a) sell, pledge, transfer or otherwise dispose of any of the Stockholder Shares, nor permit any of the Stockholder Shares to become subject to any Lien, except (i) pursuant to the terms of this Agreement or (ii) that any Option Shares described in Section 3.1(d) above may be sold, pledged, transferred or otherwise disposed of by the Stockholder without restriction hereunder, provided, however, that the Stockholder will make all reasonable efforts to avoid disposing of such shares to any Person which (together with its Affiliates and any other members of any Group of which such Person is a member), would, after giving effect to such disposition, Beneficially Own Voting Securities representing 10% or more of the total combined voting power (in the general election of Directors) of all the Voting Securities then outstanding ("Total Voting Power");

          (b) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, Beneficial Ownership of any Voting Securities or Conversion Securities; or

          (c) take any action which is described in Section 6 of the Existing Agreement (whether or not such agreement is still in full force and effect); provided, however, that clauses (a), (b) and (c) above will not be applicable during the period from the thirtieth day after any Default Date until the end of the related Default Period.

          5.2. Company's Board of Directors. (a) Upon the written request of the Nominating Committee of the Company's Board of Directors ("Nominating Committee"), the Stockholder will use all reasonable efforts to cause any Director who is a designee of the Stockholder to resign effective as of the Offering Closing Date.

          (b) From the Offering Closing until the later of (i) the consummation of the Option Closing with respect to the Fourth Installment and (ii) the Company's cure of any then existing default of its obligations under Section 3.1 hereof (the "Protected Period"), the Company will use all reasonable efforts to cause the Nominating Committee to recommend for election as a Director, at each annual election of Directors, a person designated by the Company who is then a member of the Stockholder's Board of Directors but not an officer or employee, or former officer or employee, of the Stockholder ("Designated Director"), provided, however, that Gaynor N. Kelley will be the Designated Director for so long as he is a member of the Stockholder's Board of Directors, further provided that if during the Protected Period, the Designated Director ceases to serve as a Director for any reason, the Company will use all reasonable efforts to cause the vacancy created thereby to be filled by another Designated Director. Notwithstanding the foregoing, if the Put and Call installments for the Exercise Period ending December 31, 1998 expire unexercised, the Protected Period will terminate at the Company's 1999 Annual Meeting of Stockholders unless the Company is then in default of its obligations under Section 3.1 hereof, in which case the Protected Period will terminate upon the cure of such default.

          (c) The Company shall honor the Indemnification Agreements between the Company and each of Messrs. Corbo, Elliott, Gossage and Kelley and shall indemnify each of them in accordance with the terms of such agreements.

          5.3. Confidentiality. The Stockholder will not and will use reasonable efforts to cause its Affiliate, directors, officers, employees, independent consultants, advisors, agents and other representatives, collectively, "Representatives" not to, (i) use, divulge, furnish or make accessible to anyone any Confidential Information, (ii) fail to cooperate with the Company in preserving all Confidential Information. "Confidential Information" means any information relating to the Company which was provided to an officer or director of the Stockholder who was serving at the time as a director of the Company, solely in his capacity as such, except that which:

(i) is or becomes publicly known through no wrongful act of the Stockholder or its Representatives; (ii) is rightfully received from a third party without restriction and without breach, by the third party of any obligation to the Company or any Subsidiary; or (iii) is independently developed by the Stockholder without the utilization of any Confidential Information.

          5.4. Publicity. Neither of the parties hereto will make any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto (which consent will not be unreasonably withheld), provided, however, that each party hereto may make any disclosure or announcement which such party is obligated to make pursuant to applicable law or regulation or by the NYSE, in which case the party desiring to make the disclosure will consult with the other party hereto prior to making such disclosure or announcement; and further provided, that the Company may, in making any public announcement of the Offering, disclose any resignations which have been requested pursuant to
Section 5.3 and information about any person whom the Nominating Committee intends to recommend to fill the vacancies created thereby.


                                   ARTICLE VI.
                        EFFECT ON THE EXISTING AGREEMENT

          6.1. Prior to the Offering Closing Date. Prior to the first to occur of the Offering Closing Date or the Pre-Offering Termination Date, the Existing Agreement will continue in full force and effect, provided, however, that during such time, to the extent that any provision of this Agreement conflicts with any provision of the Existing Agreement, such provision of this Agreement will have priority over such conflicting provision of the Existing Agreement and such conflicting provision will be of no force and effect.

          6.2. After the Offering Closing Date. Upon the Offering Closing, the "Term" of the Existing Agreement will be deemed to terminate pursuant to clause
(ii) of the first sentence of Section 2 of the Existing Agreement (regardless of the "Voting Power" of the "Voting Securities" beneficially owned by the Stockholder and its controlled affiliates after the Offering Closing); provided, however, that the provisions of Section 8 of the Existing Agreement shall survive any termination of the Existing Agreement.

          6.3. After the Pre-Offering Termination Date. If this Agreement terminates on a Pre-Offering Termination Date (as defined below), the Existing Agreement will thereafter remain in full force and effect without regard to any provision of this Agreement which conflicts with any provision of the Existing Agreement, provided however, that notwithstanding anything to the contrary in the Existing Agreement, if this Agreement is terminated pursuant to Section 7.1(c), the provisions of Section 8(e) of the Existing Agreement will become null and void on such Pre-Offering Termination Date and have no further force or effect, and from and after such Pre-offering Termination Date, the Stockholder shall be solely responsible for payment of all fees and expenses in connection with any subsequent registration of all or any portion of the Stockholder Shares pursuant to Section 8(a) or (b) of the Existing Agreement.

                                  ARTICLE VII.
                                   TERMINATION

          7.1. Pre-Offering Termination. Prior to the Offering Closing, this Agreement may be terminated as follows (the date of any such termination being the "Pre-Offering Termination Date"):

          (a) by the Company or the Stockholder, if the Offering Closing Date has not occurred on or before January 15, 1998;

          (b) by the Company or the Stockholder, if a Governmental Entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or any Governmental Entity has instituted a proceeding seeking any such order, decree, ruling or other such action;

          (c) by the Company, if the Stockholder has breached or failed to perform or comply in any material respect with any covenant or agreement contained in this Agreement; provided, however, that if such breach or failure is curable, written notice of such breach or failure must have been given to the Stockholder, and the Stockholder must not have cured such failure within 30 days after the giving of such notice; or

          (d) by the Stockholder, if the Company has breached or failed to perform or comply in any material respect with any covenant or agreement contained in this Agreement; provided, however, that if such breach or failure is curable, written notice of such breach or failure must have been given to the Company and the Company must not have cured such failure within 30 days after the giving of such notice.

Notwithstanding the foregoing, neither party will be entitled to terminate this Agreement pursuant to the foregoing clause if the Offering Closing has not occurred due to such party's material breach of this Agreement. Any termination by either party hereto pursuant to this Section 7.1 will be made by written notice to the other party hereto.

          7.2. Post-Offering Termination. After the Offering Closing, this Agreement will extend until March 15, 2000 (the "Post-Offering Termination Date"), when this Agreement will terminate without further action by either party.

          7.3. Effect of Termination and Abandonment. Upon the occurrence of either a Pre-Offering Termination Date or a Post- Offering Termination Date, this Agreement will become null and void and have no further force or effect; provided, however, that nothing herein will relieve any party from liability for its breach of this Agreement or from any default hereunder.

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

          8.1. Expenses. Except as otherwise provided in Section 2.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expense.

          8.2. Notices. Any Notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


If to the Company:                  If to the Stockholder:

Alliant Techsystems Inc.            Hercules Incorporated
600 Second Street NE                Hercules Plaza, Room 8410
Hopkins, Minnesota  55343           Wilmington, Delaware  19894
Fax:                                Fax:  (302) 594-7252
Attn:  Daryl L. Zimmer, Esq.        Attn:  Richard Dahlen, Esq.

With copies to:                     With copies to:

Jones, Day, Reavis & Pogue          Skadden, Arps, Slate, Meagher
599 Lexington Avenue                & Flom
New York, NY 10022                  One Rodney Square
Fax: (212) 755-7306                 Box 636
Attn: Robert A. Profusek, Esq.      Wilmington, Delaware  19899
                                    Fax:  (302) 651-3001
                                    Attn:  Robert B. Pincus, Esq.

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so transmitted, personally delivered or mailed.

          8.3. Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective permitted successors and assigns and the provisions of Section 5.3(c) may be enforced by the person named therein.

          8.4. Entire Agreement. Together with the Existing Agreement and the Purchase Agreement, this Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No amendment to or modification of any provision of this Agreement will be binding upon either party hereto unless made in writing and signed by both parties hereto. Except to the extent set forth herein, nothing contained herein shall have any effect on any other arrangements, agreements or understandings with respect to other matters between the parties or on the designees of the Stockholders who are directors of the Company.

          8.5. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by either party hereto will be valid only if set forth in an instrument in writing signed by such waiving party.

          8.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

          8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

          8.8. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy which they are entitled at law or in equity.

          8.9. GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. THE COMPANY AND THE STOCKHOLDER HEREBY AGREE THAT ANY SUIT, CLAIM, ACTION OR PROCEEDING RELATING TO OR ARISING UNDER THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN A STATE COURT OF DELAWARE (A "DELAWARE COURT"). EACH OF THE COMPANY AND THE STOCKHOLDER HEREBY CONSENTS TO PERSONAL JURISDICTION IN ANY SUCH ACTION BROUGHT IN ANY SUCH DELAWARE COURT, CONSENTS TO SERVICE OF PROCESS UPON IT AND WAIVES ANY OBJECTION IT MAY HAVE TO VENUE IN ANY SUCH DELAWARE COURT OR TO ANY CLAIM THAT ANY SUCH DELAWARE COURT IS AN INCONVENIENT FORUM. THE COMPANY AND THE STOCKHOLDER CONFIRM THAT THE FOREGOING WAIVER IS INFORMED AND FREELY MADE.

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.


                                    ALLIANT TECHSYSTEMS INC.


                                    By: /s/ Scott S. Myers
                                    --------------------------
                                    Scott S. Myers
                                    Vice President and
                                    Chief Financial Officer


                                    HERCULES INCORPORATED


                                    By: /s/ George MacKenzie
                                    --------------------------
                                    George MacKenzie
                                    Senior Vice President and
                                    Chief Financial Officer